Exhibit 3.113
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:57 PM 11/15/2004
FILED 06:57 PM 11/15/2004
SRV 040823343 — 3881776 FILE
CERTIFICATE OF FORMATION

OF

GRAND ESCAPES, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is GRAND ESCAPES, LLC.
     SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, DE 19901.
Executed on November 15, 2004

/s/ Frederick C. Bauman
Frederick C. Bauman, Authorized Person